Exhibit 99.1

Conference call:	Today, Thursday, August 7, 2014 at 4:30 p.m. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	415-226-5357 or 212-231-2920

Wave Reports Q2 Net Revenues of $4.4M

Lee, MA—August 7, 2014—Wave Systems Corp. (NASDAQ: WAVX), an enterprise security software provider, today reported second quarter (Q2 ‘14) results for the period ended June 30, 2014. Wave will host a live webcast http://www.media-server.com/m/p/qtc3ctqk and conference call (415-226-5357 or 212-231-2920) today at 4:30 p.m. ET to review its Q2 results and progress to date in 2014.

Q2 Financial Highlights

•                  Wave’s total net revenues for Q2 ’14 declined to $4.4 million versus $6.7 million in Q2 ’13 and $5.3 million in Q1 ’14.  The decline in total net revenues from Q2’13 included a decrease in licensing and maintenance net revenues of $1.7 million — consisting primarily of a $1.2 million decrease in OEM software bundling revenue, resulting from a decline in shipments of Wave’s solutions under its OEM bundling relationship with Dell that has been continuing since Dell began to launch next generation platforms without Wave’s solutions in 2013, and a $0.6 million decline in consulting revenue from one of the world’s leading international oil and gas companies.  Services net revenues also decreased by $0.6 million from Q2 ’13 as a result of a services contract with the United States Department of Defense that was completed during 2013.  The decline in total net revenues from Q1’14 consisted of a decrease in licensing and maintenance net revenues of $0.9 million consisting primarily of a quarter-over-quarter decrease in OEM software bundling revenue as described above.

•                  Reflecting management’s ongoing cost reduction initiatives, Q2 ‘14 combined SG&A and R&D expenses declined to $7.9 million versus $9.6 million in Q2 ’13. Excluding a $0.6 million Q2 ’13 credit to R&D related to the completion of an OEM-funded software development agreement, Wave’s Q2 ‘13 SG&A and R&D expenses would have been $10.2 million.  Q1 ’14 SG&A and R&D expenses were $8.3 million, including $0.4 million in severance expense that was non-recurring in Q2 ’14.

•                  Wave’s Q2 ‘14 net loss was $3.8 million, or ($0.09) per basic share, compared to a net loss of $3.5 million, or ($0.12) per basic share in Q2 ’13, and a net loss of $3.3 million, or ($0.09) per basic share, in Q1 ‘14.

•                  Q2 ‘14 total billings declined to $3.6 million versus Q2 ‘13 total billings of $5.9 million and Q1 ’14 total billings of $4.9 million. The year-over-year decline was due to a $0.6 million decrease in licensing and maintenance billings, the absence of services billings versus $0.6 million in Q2 ’13 and a $1.0 million decrease in OEM billings, principally due to a decrease in Dell-related OEM bundling activity.

Working Capital

•                  During Q2 ‘14, Wave received net proceeds of $9.1 million through a registered direct placement of common stock and warrants, priced at $1.90 per common share. Following the transaction, Wave’s At-The-Market financing facility was terminated.

•                  Reflecting the financing activity, cash and cash equivalents rose to $8.5 million at June 30, 2014 compared to $2.1 million at December 31, 2013 and $0.9 million at June 30, 2013. Wave’s total current assets were $11.0 million at June 30, 2014 and total current liabilities were $10.6 million, including $6.3 million in deferred revenue.

CEO Commentary:

“I am never satisfied with reporting a loss or a quarterly drop in sales, however these results for Q2 do not derail Wave’s previously discussed plan or its timing to turn around this company’s financial performance. The changes that we have made are still on track to begin having a positive impact in the coming quarters,” said Wave CEO Bill Solms.

“As I have stated over the past several months, our objectives won’t be accomplished in a single quarter or two. We expect greater traction from our new sales strategy and new product launches. To accomplish this, we have overhauled the bulk of our sales team and have attracted an impressive group of experienced and driven industry veterans who understand what needs to be done to achieve our sales targets. Such changes are time consuming and disruptive in the short term, but are critical in building the groundwork to deliver the stronger, long term results.

“During Q2 we debuted several important new OEM relationships, including a development collaboration with Micron Technology, a license agreement with WidePoint Corporation and a bundling agreement with SanDisk with their self-encrypting solid state drive line, the SanDisk X300s SSD™.

“Importantly, last month we launched a substantially enhanced, second generation version of our Wave Virtual Smart Card solution. Wave Virtual Smart Card 2.0 offers stronger authentication at significantly less cost than traditional two-factor authentication options such as smart cards and tokens. We are seeing strong customer and IT press response to this new product and we remain very optimistic about its ability to generate significant sales. While there is still substantial work in front of us, we are now in a far stronger position to convert Wave’s tremendous portfolio of security software technology and expertise into improving business performance.”

Recent Corporate Developments:

•                  WidePoint partnership extends Wave management solution to TPM devices in Federal Government sector.

•                  SanDisk to ship Wave SED management software with SanDisk X300s SSD™ - new self-encrypting solid-state drive for corporate environments.

•                  Virtual Smart Card 2.0 introduced, providing stronger two-factor authentication solution at a lower cost —See a replay of the launch webcast here: VSC 2.0 Launch Event.

•                  Micron Technology and Wave collaborate to secure connected devices against emerging threats.

•                  Wave and Bell ID Partner to Combat Online Payment Fraud

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of authentication and data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as

amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Wave Systems Corp.	Investor Relations
Walter A. Shephard, CFO	David Collins, Eric Lentini
(413) 243-1600	(212) 924-9800
investors@wave.com	wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013(1)
Net revenues:
Licensing and maintenance	$4,439,820	$6,133,304	$9,772,359	$11,127,030
Services	—	608,938	—	1,408,938
Total net revenues	4,439,820	6,742,242	9,772,359	12,535,968

Operating expenses:
Licensing and maintenance — cost of net revenues	338,519	474,311	651,347	2,699,910
Services — cost of net revenues	—	105,155	—	212,516
Selling, general, and administrative	5,381,167	6,682,719	10,583,135	13,861,722
Research and development	2,474,413	2,912,128	5,539,086	6,761,110
Impairment of goodwill	—	—	—	2,590,000
Total operating expenses	8,194,099	10,174,313	16,773,568	26,125,258
Operating loss	(3,754,279)	(3,432,071)	(7,001,209)	(13,589,290)
Other income (expense), net:
Net currency transaction gain (loss)	(2,238)	(8,363)	(3,949)	(6,732)
Net interest expense	(39,013)	(49,863)	(83,877)	(108,030)
Total other income (expense), net	(41,251)	(58,226)	(87,826)	(114,762)
Net loss	$(3,795,530)	$(3,490,297)	$(7,089,035)	$(13,704,052)

Loss per common share — basic and diluted	$(0.09)	$(0.12)	$(0.18)	$(0.50)

Weighted average number of common shares outstanding during the period	41,684,076	28,317,577	40,094,319	27,326,711

(1)         June 30, 2013 six months ended results reflect non-cash impairment charges totaling $4.2M for the write down of goodwill and intangible assets attributed to Wave’s Safend subsidiary, of which $1.6M is included in licensing and maintenance - cost of net revenues and $2.6M is reflected as an impairment of goodwill and intangible assets.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedules

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Total net revenues	$4,439,820	$6,742,242	$9,772,359	$12,535,968
Increase (decrease) in deferred revenue	(814,911)	(801,964)	(1,241,611)	(704,575)

Total billings (Non-GAAP)	$3,624,909	$5,940,278	$8,530,748	$11,831,393

Net loss as reported	$(3,795,530)	$(3,490,297)	$(7,089,035)	$(13,704,052)
Net interest expense	39,013	49,863	83,877	108,030
Depreciation and amortization	225,251	231,359	461,899	547,268
Stock-based compensation expense	437,561	668,840	851,844	1,106,546
Impairment of goodwill and amortizable intangible assets	—	—	—	4,205,000

EBITDAS (Non-GAAP)	$(3,093,705)	$(2,540,235)	$(5,691,415)	$(7,737,208)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings are provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings are not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   For the three months ended March 31, 2014, total billings were $4,905,840 and consisted of total net revenues of $5,332,539 adjusted for a decrease in deferred revenue of $426,699.

EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation, amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.  For the three months ended March 31, 2014, negative EBITDAS was $(2,597,710) and consisted of net loss as reported of $(3,293,505) adjusted for net interest expense of $44,864, depreciation and amortization of $236,648 and stock-based compensation expense of $414,283.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$8,524,138	$2,120,102
Accounts receivable, net of allowance for doubtful accounts of $-0- June 30, 2014 and December 31, 2013	2,076,696	2,730,077
Pledged receivables	—	1,683,188
Prepaid expenses and other current assets	407,754	488,656
Total current assets	11,008,588	7,022,023
Property and equipment, net	491,030	596,820
Amortizable intangible assets, net	2,299,573	2,590,920
Goodwill	1,448,000	1,448,000
Other assets	122,519	167,146
Total Assets	15,369,710	11,824,909

Liabilities and Stockholders’ Deficit
Current liabilities:
Secured borrowings	—	1,430,710
Accounts payable and accrued expenses	4,259,732	6,789,274
Deferred revenue	6,317,784	6,996,239
Total current liabilities	10,577,516	15,216,223
Other long-term liabilities	60,812	78,618
Royalty liability	4,458,368	4,509,629
Long-term deferred revenue	814,234	1,003,614
Total liabilities	15,910,930	20,808,084

Stockholders’ Deficit:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 45,895,118 shares issued and outstanding at June 30, 2014 and 35,019,740 at December 31, 2013	458,951	350,197
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 8,885 shares issued and outstanding at June 30, 2014 and December 31, 2013	89	89
Capital in excess of par value	423,329,255	407,907,019
Accumulated deficit	(424,329,515)	(417,240,480)
Total Stockholders’ Deficit	(541,220)	(8,983,175)
Total Liabilities and Stockholders’ Deficit	$15,369,710	$11,824,909

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